Listing Report:Supplement No. 13 dated Dec 30, 2010 to Prospectus dated Dec 20, 2010
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Listing Report supplements the prospectus dated Dec 20, 2010 and provides information about each loan request (referred to as a "listing") and series of Borrower Payment Dependent Notes (the "Notes") we are currently offering. Prospective investors should read this Listing Report supplement together with the prospectus dated Dec 20, 2010 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
The following series of Notes are currently being offered:
Borrower Payment Dependent Notes Series 488725
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$7,000.00	Prosper Rating:	B	Listing Duration:	14 days
Minimum Amount to Fund:	$4,900	Estimated loss*:	5.95%
Term:	36 months

Lender yield:	13.90%	Borrower rate/APR:	14.90% / 17.07%	Monthly payment:	$242.31

Lender servicing fee:	1.00%	Effective Yield*:	13.67%
		Estimated return*:	7.72%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	8	First credit line:	Feb-1984	Debt/Income ratio:	6%
Credit score:	780-799 (Dec-2010)	Inquiries last 6m:	6	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	4 / 4	Length of status:	14y 9m
Amount delinquent:	$0	Total credit lines:	19	Occupation:	Professional
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$836	Stated income:	$100,000+
Delinquencies in last 7y:	0	Bankcard utilization:	19%
		Homeownership:	No
Screen name:	silver-tomahawk7	Borrower's state:	Texas	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Home Improvements
Purpose of loan:
This loan will be used to?for home improvements and education?

My financial situation:
I am a good candidate for this loan because?I value my credit and will maintain excellent credit ?

Monthly net income: $ 9000.00

Monthly expenses: $
??Housing: $600.00
??Insurance: $120.00
??Car expenses: $ 0.00
??Utilities: $ 150.00
??Phone, cable, internet: $ 80.00
??Food, entertainment: $200.00
??Clothing, household expenses $175.00
??Credit cards and other loans: $ 0.00
??Other expenses: $0.00
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 488795
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$2,000.00	Prosper Rating:	A	Listing Duration:	14 days
Minimum Amount to Fund:	$2,000	Estimated loss*:	3.50%
Term:	36 months

Lender yield:	9.95%	Borrower rate/APR:	10.95% / 13.07%	Monthly payment:	$65.43

Lender servicing fee:	1.00%	Effective Yield*:	9.92%
		Estimated return*:	6.42%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	9	First credit line:	Sep-2005	Debt/Income ratio:	8%
Credit score:	720-739 (Dec-2010)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	6 / 6	Length of status:	2y 7m
Amount delinquent:	$0	Total credit lines:	8	Occupation:	Sales - Retail
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$1,953	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Bankcard utilization:	18%
		Homeownership:	No
Screen name:	hope-wonder4	Borrower's state:	NewYork	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
personal loan
Purpose of loan:
This loan will be used to? to fund my ez pass an fall back money i will be starting to drive cab for executives from other companies

My financial situation:
I am a good candidate for this loan because? i will continue to work at the bank as well as doing to cab service so that will be extra money coming in

Monthly net income: $

Monthly expenses: $
??Housing: $ 400
??Insurance: $ 75
??Car expenses: $ 0
??Utilities: $ 0
??Phone, cable, internet: $?70
??Food, entertainment: $ 200
??Clothing, household expenses $ 125
??Credit cards and other loans: $ 0
??Other expenses: $ 0
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489395
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$15,000.00	Prosper Rating:	A	Listing Duration:	14 days
Minimum Amount to Fund:	$10,500	Estimated loss*:	3.50%
Term:	60 months

Lender yield:	12.95%	Borrower rate/APR:	13.95% / 15.33%	Monthly payment:	$348.64

Lender servicing fee:	1.00%	Effective Yield*:	12.90%
		Estimated return*:	9.40%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	9	First credit line:	Dec-1992	Debt/Income ratio:	12%
Credit score:	780-799 (Dec-2010)	Inquiries last 6m:	1	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	14 / 13	Length of status:	4y 10m
Amount delinquent:	$0	Total credit lines:	52	Occupation:	Pharmacist
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$2,540	Stated income:	$100,000+
Delinquencies in last 7y:	0	Bankcard utilization:	1%
		Homeownership:	No
Screen name:	plentiful-cash0	Borrower's state:	Arizona	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Home Improvement
Purpose of loan:
This loan will be used to help fix and update my house. There's lots of things I've needed to do for years and now's a good time. For example, new tile floor due to buckling old tile that has been fixed many times but didn't last. Patio doors, bathroom tile and new bathtub and sink. I am hoping to take advantage of the very low pricing i've been quoted on these jobs. When economy was great and booming, these fixes were way out of my comfort-zone.

My financial situation:
I am a good candidate for this loan because I have a great job as pharmacist and have?worked my butt off to make sure I also get my bonus every year. I do own my house with a mortgage that I can afford.I currently have $2500 on credit cards due to the crazy holidays but will pay that off in January. I am very responsible and conservative and would never default or even ask for this loan if I couldn't handle or pay for it. Bottomline: I'm good for it.

Thank you for the consideration.
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489448
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$7,500.00	Prosper Rating:	D	Listing Duration:	14 days
Minimum Amount to Fund:	$7,500	Estimated loss*:	10.80%
Term:	36 months

Lender yield:	28.50%	Borrower rate/APR:	29.50% / 33.10%	Monthly payment:	$316.34

Lender servicing fee:	1.00%	Effective Yield*:	27.78%
		Estimated return*:	16.98%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	8	First credit line:	Jul-2000	Debt/Income ratio:	27%
Credit score:	680-699 (Dec-2010)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	19 / 16	Length of status:	4y 6m
Amount delinquent:	$0	Total credit lines:	26	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$13,211	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	0	Bankcard utilization:	57%
		Homeownership:	No
Screen name:	value-spectacle3	Borrower's state:	Ohio	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Consolidating to become debt free
Purpose of loan:
My husband and I have been trying?for some time now to get pregnant. We just found out that we were successful!, and I am due August 10, 2011.?Over?past few years?I have racked up quite a bit of credit cards bills charging Dr.'s visits, medications, etc. I would like to have this loan to consolidate?most of the bills, so?that?I can work on becoming?debt free and get my excellent credit rating that I was so used to back.

My financial situation:
I have the means to repay this loan with no problem. I actually live in a six-figure income household, but I have chosen not to include my husband's income because I will be the one who is solely responsible for repaying the loan. I have nothing that is or has been paid late in over 10 years. My job is extremely stable, and even when I was laid off about 5 years ago I still found a way to keep my bills current and paid.

Monthly net income: $ 2500.00

Monthly expenses: $
??Housing: $ 400
??Car expenses: $ 100 (no payment, communting expenses only.)
??Utilities: $ 150
??Phone, cable, internet: $ 80
??Clothing, household expenses $ 100
??Credit cards and other loans: $ 250 (This amount is what is left AFTER?? I use the loan amount to pay off several cards and consolidate my? debt.)
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489454
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$3,000.00	Prosper Rating:	E	Listing Duration:	14 days
Minimum Amount to Fund:	$2,100	Estimated loss*:	14.20%
Term:	36 months

Lender yield:	31.20%	Borrower rate/APR:	32.20% / 35.86%	Monthly payment:	$131.00

Lender servicing fee:	1.00%	Effective Yield*:	29.77%
		Estimated return*:	15.57%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	5	First credit line:	Oct-1986	Debt/Income ratio:	26%
Credit score:	660-679 (Dec-2010)	Inquiries last 6m:	1	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	11 / 8	Length of status:	11y 5m
Amount delinquent:	$0	Total credit lines:	48	Occupation:	Professional
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$350,683	Stated income:	$75,000-$99,999
Delinquencies in last 7y:	0	Bankcard utilization:	99%
		Homeownership:	No
Screen name:	nanalovesgiving	Borrower's state:	Indiana	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
paying off some loans
Purpose of loan:
This loan will be used to?
Pay off some debt that I have incurred over the holidays that need to be paid asap?
My financial situation:
I am a good candidate for this loan because?
I have never been more than 30 days on anything. I am that kind of person that makes sure I get payments made. My mom always says that if she had a million dollars she would loan it to me because she knows I would worry until I got it paid back. I wish you truly knew me so you would know what kind of a person and a reputation that I have.? My sister recently told me she would co-sign on a loan for me for 40,000 (which I did not do), because she to knows what kind of a person that I am. I have a large closing on Jan. 10, if it makes you more comfortable I can even pay the money back then.
Monthly net income: $ my husband and I average about 10,000 a month.

Monthly expenses: $
??Housing: $ 1200 which includes insurance
??Insurance: $
??Car expenses: $ 600.00 which will be paid in full in March 2011
??Utilities: $?200
??Phone, cable, internet: $ $200
??Food, entertainment: $ $600
??Clothing, household expenses $ 200
??Credit cards and other loans: $?$700
??Other expenses: $ camper which is 181 a month
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489456
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$11,700.00	Prosper Rating:	B	Listing Duration:	14 days
Minimum Amount to Fund:	$11,700	Estimated loss*:	4.95%
Term:	60 months

Lender yield:	15.40%	Borrower rate/APR:	16.40% / 17.81%	Monthly payment:	$287.01

Lender servicing fee:	1.00%	Effective Yield*:	15.14%
		Estimated return*:	10.19%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	8	First credit line:	Jan-1998	Debt/Income ratio:	20%
Credit score:	720-739 (Dec-2010)	Inquiries last 6m:	2	Employment status:	Other
Now delinquent:	0	Current / open credit lines:	15 / 15	Length of status:	2y 2m
Amount delinquent:	$0	Total credit lines:	28	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$15,897	Stated income:	$75,000-$99,999
Delinquencies in last 7y:	0	Bankcard utilization:	38%
		Homeownership:	Yes
Screen name:	ashpay123	Borrower's state:	Georgia	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	0 / 2	On-time:	24 ( 100% )	720-739 (Latest)
Principal borrowed:	$20,530.00	< 31 days late:	0 ( 0% )	760-779 (Jun-2008) 680-699 (Jan-2007)
Principal balance:	$0.02	31+ days late:	0 ( 0% )
Total payments billed:	24
Description
New field lines for septic tank
Purpose of loan:
This loan will be used to replace field lines in my yard for my septic tank. I would prefer to use prosper becasue of my positive experience in the past with using prosper for large sums of money versus the hassel of a bank. I also prefer to use prosper over a bank or credit cards because I truly support and appreciate what prosper is here for?

My financial situation:
My financial situation is very stable as you can see in my profile from years of above 700 credit score. I have been a stay at home mother since the birth of my first child in 2008 and am well adjusted to life on a single income (my husband's) and have never in my entire life been late on any payments for anything. I also would like to mention since prosper has exsisted I have had 2 loans and paid both off in full before the original setup payoff date.

Monthly net income: $
My houseshold income is minimum $75,000.00. My husband is a fulltime firefighter for a city departement as well as a county department. Which means he brings in 2 full time incomes. He has the ability to bring in roughly an additional $10,000 a year based on over time that is constantly available to him.?At the moment we pass up on the over time?for my husband to be?home with our 2 year old daughter because the value of spending time with her during the very few off days that he has can not have a price placed upon it. I also would like to mention that based off the extreme changes in finances many people are facing in this recession that if anything extreme were to happen, we have multiple insurance plans setup to help with our bills as well as savings accounts for extreme emergencies and of course we have multiple luxuries we would easily downgrade or eliminate in order to continue to meet our monthly financial obligations.

Monthly expenses: $
??Housing: $1086.00
??Insurance: $75.00
??Car expenses: $382.00
??Utilities: $190.00
??Phone, cable, internet: $270
??Food, entertainment: $ 800.00
??Clothing, household expenses $ 200.00
??Credit cards and other loans: $ 350.00
??Other expenses: $ 400.00 (mommy's day out daycare/socialization for our daughter/and mommy not lose her mind time lol)
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489472
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$9,900.00	Prosper Rating:	AA	Listing Duration:	14 days
Minimum Amount to Fund:	$6,930	Estimated loss*:	1.55%
Term:	36 months

Lender yield:	7.00%	Borrower rate/APR:	8.00% / 8.34%	Monthly payment:	$310.23

Lender servicing fee:	1.00%	Effective Yield*:	7.00%
		Estimated return*:	5.45%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	10	First credit line:	Jan-1979	Debt/Income ratio:	12%
Credit score:	740-759 (Dec-2010)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	2	Current / open credit lines:	5 / 5	Length of status:	10y 6m
Amount delinquent:	$378	Total credit lines:	22	Occupation:	Engineer - Chemical
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$34,614	Stated income:	$100,000+
Delinquencies in last 7y:	0	Bankcard utilization:	65%
		Homeownership:	Yes
Screen name:	restless-payment4	Borrower's state:	Colorado	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
distressed home marketing campaign
Purpose of loan:
This loan will be used to? start a marketing campaign to obtain properties from motivated sellers. my company will focus on expired listing, forclosures with large second mortgages and 1st mortgages which can be cures, probate and out of state landlords.
the campaing will include mailing of post cards, letters and unique items. we plan on sending at least 5 mailers to each prospect.
My financial situation:
I am a good candidate for this loan because?i am a go getter. i have a stable and high income position as my primary income. i hate to sit at home and watch TV, i want to be doing something. i have already flipped 3?houses in my IRA the last 18 months?for about $76,000 profit. I want to retire wealthy, i do not trust?social security.
Information in the Description is not verified.